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Exhibit 10.26

SECOND AMENDMENT

TO THE

COUNTRYWIDE CREDIT INDUSTRIES, INC.

STOCK OPTION FINANCING PLAN AS AMENDED AND RESTATED

        Countrywide Credit Industries, Inc. (the "Company") established the Countrywide Credit Industries Stock Option Financing Plan (the "Plan") to retain and encourage the performance of key employees and directors. Paragraph (a) of Section 5 provides for a maximum principal amount that may be borrowed by directors and employees. Paragraph (e) of Section 7 provides for the administration of the Plan in accordance with applicable law including "Margin Regulations" as defined in the Plan. The Company desires to amend paragraphs 5(a) and 7(e) to ensure equality of treatment for all employees.

        The Compensation Committee of the Board of Directors at its meeting held on May 4, 1995 recommended that this Second Amendment be brought before the stockholders. This Second Amendment was approved by the stockholders at the Company's annual meeting on July 12, 1995.

        1.     Paragraph (a) of Section 5 is amended in its entirety to read as follows:

        "(a) Maximum Principal Amount. The maximum principal amount of any loan to a Recipient who is an employee of the Company at the time of such loan is 100% of the exercise price of the options to purchase Common Stock exercised with the proceeds of such loan. The maximum principal amount of any loan to a Recipient who is a director who is not also an employee of the Company at the time of such loan is 50% of the market price at the time the loan is made of the Common Stock purchased with the proceeds of such loan. Notwithstanding the foregoing, the maximum principal amount may be adjusted to such greater or lesser percentage as may be permitted under applicable law at the time the loan is made."

        2.     Paragraph (e) of Section 7 is amended in its entirety to read as follows:

        "(e) Compliance with Law. The Financing Plan shall be administered in accordance with applicable law, including the applicable regulations of the Federal Reserve Board relating to margin securities (the "Margin Regulations"). The Company shall make all filings required by the Margin Regulations or otherwise in connection with the Financing Plan."

        IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer as of this 26th day of July, 1995

Countrywide Credit Industries, Inc.
By:	/s/ Sandor E. Samuels Sandor E. Samuels Managing Director

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  Exhibit 10.26
SECOND AMENDMENT TO THE COUNTRYWIDE CREDIT INDUSTRIES, INC. STOCK OPTION FINANCING PLAN AS AMENDED AND RESTATED